July 31, 2000

VIA FACSIMILE & FEDERAL EXPRESS

Mr. Robert G. Moussa
2115 Imperial G.C. Blvd.
Naples, FL  34110



         Re:      Resignation as a Director/Extension of Options


Dear Bob:

     In connection with the above referenced matter each of Robert G. Moussa ("you" and "your") and Palatin Technologies, Inc. (Palatin Technologies, Inc. together with its subsidiaries and affiliates, the "Company", "we" or "our") agree as follows:

     1. You hereby voluntarily resign, as of the date hereof, your position as director of the Company.

     2. As of the date hereof, the Company is not aware of any claims or liabilities now existing arising out of your services as a director to the Company. The Company will maintain not less than its current directors and officers insurance coverage.

     3. In consideration for your services rendered to the Company and your agreement herein, all options (currently in the aggregate amount of 112,284) previously granted to you will vest and will be exercisable for three (3) years from the date hereof. You hereby agree not to offer, sell or otherwise dispose of any shares of Common Stock of the Company or securities exercisable for or convertible into shares of Common Stock of the Company for a period of ninety
(90) days from the date hereof, without our prior written consent.

     4. You shall keep the terms of this letter agreement ("Agreement") confidential. You will not disparage, denigrate or defame the Company or any of its business, products or services. The Company will not disparage, denigrate or defame you.

     5. You acknowledge that in deciding to sign this Agreement you have not relied on any promises or commitments, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this Agreement. This Agreement constitutes the entire understanding and agreement between you and the Company, and replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described, other than the option agreements which terms shall be deemed to be modified by Paragraph 3 of this Agreement.

     6. This Agreement shall be construed, governed by and enforced in accordance with the laws of the State of New Jersey. Any action arising out of or relating to this Agreement may, at the election of the Company, be brought and prosecuted in that State, and in the event of such election, you consent to the jurisdiction venue of any courts of or in such jurisdiction and waive trial by jury.

     7. This Agreement cannot be modified except by written agreement signed by both you and an authorized Company representative.

     8. You agree to execute and deliver any further instruments or documents which the Company may reasonably request in order to effectuate the terms and purpose of this Agreement.

     If you are in agreement with the foregoing, kindly execute this Agreement in the space provided below and return the same to the undersigned by facsimile (609-520-0621) and Federal Express.


                                           Sincerely,

                                           Palatin Technologies, Inc.


                                           By:________________________________
                                                    Carl Spana, Ph.D
                                                    Chief Executive Officer
                                                    and President





AGREED AND ACCEPTED
AS OF THIS 31st DAY OF JULY 2000:

--------------------------------
Robert G. Moussa